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                                                                    EXHIBIT 10.3

                 [Mercedes-Benz Credit Corporation Letterhead]


VIA FACSIMILE

6/11/99

Terry Drayton, President & CEO
HormeGrocer.Com, Inc.
1445 120th Avenue NE
Bellevue WA, 98005

Re:  Revolving Line of Credit Commitment

Dear Mr. Drayton:

Mercedes-Benz Credit Corporation ("MBCC") is pleased to make the following commitment to HomeGrocer.Com, Inc. for the TRAC, FMV lease and retail finance of new trucks purchased from an authorized Freightliner dealer. The revolving line of credit pursuant to this commitment shall initially be $7,000,000. The line of credit will increase to $10,000,000 with a $50,000,000 increase in stockholders equity subsequent to the May 2, 1999 financial statements. Thereafter, for every additional $50,000,000 increase in stockholders equity, the line of credit will be increased by $5,000,000 up to a maximum of $20,000,000 (i.e., another $50,000,000 additional equity investment will increase the line of credit from $10,000,000 to $15,000,000). This Commitment is subject to the terms and conditions outlined below,

Commitment Number:       670221782

Expiration Date:         This Commitment will expire on June 30, 2000 (The
                         "Expiration Date"). Any transaction funded pursuant to this Commitment must be presented to MBCC at least five
                         (5) business days prior to the Expiration Date.

Equipment:               New Freightliner Trucks with multi-temperature van
                         bodies attached.

Type of Lease:           Master Lease Agreement or Retail Installment
                         Contract - Security Agreement

Term:                    New Trucks (TRAC Lease) - 60 Months
                         New trucks (Retail) - 72 Months

Lease Payment            Lease
Factor/Finance Rate      First $7,000,000 in funding Payment Factor: Advance
                         0.01800 Arrears 0.02816; Funding over $7,000,000
                         Payment Factor: Advance 0.01789 Arrears 0.01805

                         The factors quoted above are valid through September 30, 1999 and are subject to an incremental factor of .00012 for each .25 increase/decrease in the US Treasury Yield to maturity rate corresponding to the lease term. Factor fixed at date of delivery. 60 month US Treasury yields (as of 6/7/99) is 5.86%.

                         Retail
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                         First $7,000,000 in funding Rate: 72 Month US Treasury
                         Bill (As provided by MBCC) plus 323 Basis Points, fixed at time of contract date. Funding over $7,000,000 Rate:
                         72 Month US Treasury Sill (As provided by MBCC) plus 303 Basis Points, fixed at time of contract date. The Basis Point adjustment will expire on December 31, 1999.

Residual Factor:         New Trucks 60 Months - 17%
                         New Trucks 72 Months - 0%

Loan Funding:            All amounts funded pursuant to this Commitment shall
                         deplete the Loan Amount on a pro rata basis (e.g., a $50,000 contract funded by MBCC shall decrease the funds available under the Loan Amount by $50,000).
                         Payments made by HomeGrocer.Com, Inc. on accounts funded pursuant to this Commitment will replenish the credit available under the Loan Amount provided, however, that at no time shall the amounts outstanding under this Commitment exceed the Loan Amount.

Loan Covenants:          HomeGrocer.Com. Inc. to provide Mercedes-Benz Credit
                         Corporation with annual financial statements within ninety (90) days after the end of each fiscal year end.

                         HomeGrocer.Com, Inc. to provide Mercedes-Benz Credit Corporation with quarterly financial statements within thirty (30) days after the end of each fiscal quarter.

                         The occurrence of an event of default under HomeGrocer.Com's agreements with U.S. Bank, Silicone Valley Bank, Comdisco and Ryder shall be deemed a default under the loan obligation to Mercedes-Benz Credit Corporation.

                         In the event that Amazon.Com, Inc. Hummer Winblad Venture Partners or Kleiner Perkins Caufield & Byers terminates their ownership in HomeGrocer.Com, Inc. Mercedes-Benz Credit Corporation reserves the right to suspend further funding on undelivered units.

Insurance:               Physical Damage Insurance listing MBCC as loss payee
                         with a deductible of not more than $2,500 per unit.
                         Liability insurance listing MBCC as additional insured with a combined single limit coverage of not less than $750,000.

Security:                Evidence of MBCC's ownership interest (lease) or first
                         lien (retail) on the title to the equipment.

Documents:               Master Lease Agreement or Retail lnstallment Contract -
                         Security Agreement in the form acceptable to MBCC.

                         Secretary's Certificate for HomeGrocer.Com, Inc

                         Agreement not to make distributions or dividends.

                         UCC-1 filing on refer units.

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                         Evidence of additional stockholders equity investment
                         if funding will cause the outstanding balance to exceed $7,000,000.

                         Evidence of Sales Tax Payment or Sales Tax Exemption Form with each transaction (retail contract or lease schedule "A").

                         Such other documentation as MBCC customarily requires for transactions of this nature.

Maximum Level:           This Commitment is limited to the Loan Amount,
                         Notwithstanding the terms of this Commitment or any other commitment issued by MBCC, at no time shall Homegrocer.Com, Inc.'s outstanding account balances with MBCC exceed the approved line of credit amount up to a maximum of $20,000,000. The revolving line of credit pursuant to this commitment shall initially be $7,000,000. The line of credit will increase to $10,000,000 with a $50,000,000 increase in stockholders equity subsequent to the May 2, 1999 financial statements. Thereafter, for every additional
                         $50,000,000 increase in stockholders equity, the line of credit will be increased by $5,000,000 up to a maximum of $20,000,000 (i.e. another $50,000,000 additional equity investment will increase the line of credit from $10,000,000 to $15,000,000).

MBCC's obligation described herein shall also be subject to the condition that as of the date of each funding of equipment, no material adverse change has occurred in the business or financial condition of HomeGrocer.Com, Inc.

If you find the terms of this Commitment Letter acceptable, please execute the enclosed copy of this letter and return the executed copy to the undersigned. If MBCC does not receive an executed copy of this Commitment Letter, then MBCC is under no obligation with respect to the transaction described herein.

We are pleased that you have chosen MBCC to be the source for your equipment leasing. MBCC looks forward to assisting you with your equipment leasing needs now and far into the future. If you have any questions, please do not hesitate to contact your District Finance Manager, Brandon Bridwell, at (800) 826-6862.

Sincerely,

/s/ Bert Gaston                         /s/ Brandon Bridwell

Bert Gaston                             Brandon Bridwell
General Manager, Credit                 District Finance Manager

On behalf of HomeGrocer.com, Inc., I have reviewed commitment number 670221782, dated June 11, 1999. Signing below does not obligate HomeGrocer.com, Inc. to transact with Mercedes-Benz Credit Corporation. However, by signing below it is acknowledged and agreed by HomeGrocer.com. inc. that the terms and conditions of the commitment described herein shall be binding upon funding with Mercedes-Benz Credit Corporation.

HomeGrocer.com, Inc.

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Name:_________________________

Title:________________________

Date:_________________________

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